Exhibit 10.4

Unicobe Corp.

VERBAL AGREEMENT

Date of the Verbal Agreement: April 1, 2015

The Verbal Agreement (further Agreement) is made from one side Anatoliy Kanev (further President), President of Unicobe Corp., and from another side Unicobe Corp. (further Company).

This Agreement is witness, that President has agreed to loan the Company funds, in the amount of $10,177 US (further Loan), which is necessary for initial expenses of the Company, such as equipment purchasing, for paying the bills and services associated with foundation of the Company. The Loan is interest-free, does not have repayment date and does not bear any interests.

Signed and certified by:

/s/ Anatoliy Kanev
Sole officer and director of Unicobe Corp.